Exhibit 10.1

Certain identified information has been redacted from this exhibit because it is both (i) not material and (ii) a type that the registrant treats as private or confidential. Information that has been omitted has been identified in this document with a placeholder identified by the mark “[***].”

November 9, 2021
By Electronic Delivery
James DeMare

Dear Jim:
This letter (the “Letter”) summarizes in writing our recent discussions regarding your letter agreement of June 18, 2014. This Letter provides you with updated terms for replacement awards that you will be eligible to receive following termination of your employment with Bank of America (together with its subsidiaries and affiliates, the “Company”), as well as clarification of certain post‐employment obligations.
1.Replacement Phantom Stock Unit Award. You understand that any restricted stock unit awards without “Qualifying Termination” provisions providing for career retirement eligibility will be canceled and forfeited effective as of the date you terminate employment (for the avoidance of doubt you are eligible for a “Qualifying Termination” under your awards with such provisions). You will be granted a Phantom Stock Unit award settled in cash (“Cash Payments”) intended to replace the portions of any such restricted stock unit awards (including any future restricted stock unit awards) that are cancelled and forfeited upon your termination of employment (e.g., the restricted stock unit awards with grant codes RSU/19TTPGK, RSU/20ESGP, and RSU/21ESPGK), with the following key terms:
i.You will receive Cash Payments in a gross amount equal to the fair market value of the canceled and forfeited restricted stock units as of the originally scheduled payment dates based on the closing price of Bank of America Corporation common stock for such dates which for the avoidance of doubt shall mean the scheduled payment dates (or the business day immediately prior to the scheduled payment dates if the scheduled payment date is not a business day). Each Cash Payment will be made within thirty (30) days of the original payment date or as soon as administratively practicable thereafter.
ii.The grant date of the Phantom Stock Units award will be the first business day after the date you terminate employment. Shortly after your employment termination date (within 14 days), you will receive a Phantom Stock Units package. This Phantom Stock Units package will include your Phantom Stock Units Agreement which will reflect the Cash Payments, contain the specific terms of the award (including payment and forfeiture provisions), and will in all events be the governing document for the Phantom Stock Units award (a draft version of the Phantom Stock Units Agreement, subject to changes required by applicable law as determined in the Company’s good faith discretion is attached hereto as Exhibit A). The terms and conditions provided in the Phantom Stock Units Agreement will be substantially similar to the terms and conditions applicable to the cancelled and forfeited restricted stock units, except that:

(1) the Phantom Stock Units will be settled in cash; (2) the Phantom Stock Units will continue to become earned and payable following your employment termination; (3) any unpaid Phantom Stock Units will be canceled and forfeited if you engage in “Competition” as defined below before the applicable payment date; (4) prior to each payment date, you must provide Bank of America with a certification that you have not engaged in Competition, as specified in the Phantom Stock Units Agreement; and (5) the Phantom Stock Units will be canceled and forfeited if you (A) solicit Company clients whom you served during your employment with the Company or whose name became known to you as a result of your access to the Company’s confidential information and trade secrets in an effort to divert, transfer or take away business from the Company for a period of six months following the termination of your employment with the Company (provided that you will not be treated as soliciting clients or customers of the Company solely as a result of providing hedge fund or asset management services, including direct lending and other lending activity, to clients or customers of the Company), or (B) solicit Company employees to cease employment with the Company for a period of one year following the termination of your employment with the Company.
2.Definition of Competition. For the avoidance of doubt, you understand and agree that “Competition,” as defined in the award agreements for your restricted stock unit awards that contain “Qualifying Termination” provisions providing for career retirement eligibility (e.g., the restricted stock unit awards with grant codes RSU/19PGKE, RSU/20PGKE, RSU/21PGKE, RSU/21GAKE2, and RSU/21GAKE3), as well as for the Phantom Stock Units described above (and any future restricted stock unit awards), will be interpreted as meaning you being engaged, directly or indirectly, whether as a director, officer, employee, consultant, agent or otherwise, with a business entity that is identified as a “Competitive Business” on Exhibit B. For the avoidance of doubt, being employed by an entity not listed on Exhibit B that is subsequently acquired by or otherwise merged into a Competitive Business or acquires a Competitive Business shall not be deemed to you being engaged in “Competition”.
3.Waiver of Notice Period Obligation. Bank of America agrees to waive any notice requirement applicable to you under the Bank of America U.S. Non‐Solicitation and Notice Period Enterprise Policy.
4.Prior Agreements. This Letter supersedes and replaces in its entirety any prior agreement between you and the Company related to your termination of employment or post‐ termination compensation, including, but not limited to, the letter agreement between you and Merrill Lynch Pierce Fenner & Smith Incorporated dated June 18, 2014 (other than vested benefits under the Company’s employee benefit plans, including retirement plans governed by the Employee Retirement Income Security Act of 1974 and nonqualified retirement plans, if any, in which you participate), and any such prior agreement is considered void and of no effect. For outstanding equity, long‐term incentive, or similar awards granted to you by the Company, your eligibility for continued vesting and future payments will be determined in accordance with the

2

terms of the applicable plan, award agreement, or other governing documents and not governed by the terms of this Letter, except as provided herein. Other than the compensation described in this Letter, you will not be entitled to any post‐employment compensation. For the avoidance of doubt, nothing in this Letter precludes your eligibility for a performance year 2021 incentive.

5.Applicable Law. This Agreement will be governed by, construed and interpreted in accordance with, the laws of the State of New York without reference to that jurisdiction’s choice of law rules.
If you have any questions about any topic covered by this Letter, please contact me at [***]. If you do not have any questions, please confirm your understanding of the information included in this Letter by signing below and returning a signed copy this Letter to me as soon as possible.

Sincerely,
Bank of America Corporation

By:	/s/ Alexandria Taylor
Alexandria Taylor
Human Resources Executive

AGREED TO ON NOVEMBER 9, 2021

Signature: /s/ James DeMare
James DeMare

3

***DRAFT – TERMS SUBJECT TO CHANGE***

Exhibit A
/$CurrentDate$/

Award Agreement

This document contains your Stock Units Award Agreement.

Stock Units Award Agreement
Granted To : James Paul DeMare Grant Date : [GRANT DATE] Grant Type : Restricted Unit Grant Code : [GRANT CODE] Number Granted : [UNITS]

This Stock Units Award Agreement and all Exhibits hereto (the “Agreement”) is made between Bank of America Corporation, a Delaware corporation (“Bank of America”), and you, a former employee of Bank of America or one of its Subsidiaries.

The Stock Unit Award covered by this Agreement (the “Award”) is being awarded to you in connection with your Letter Agreement, subject to the following terms and provisions.

1.Subject to the terms and conditions of this Agreement and the Letter Agreement, Bank of America awards to you the number of Stock Units shown above. Each Stock Unit shall have a value equal to the Fair Market Value of one (1) share of Bank of America common stock.

2.Notwithstanding any provisions in this Agreement to the contrary, the Award shall be subject to any special terms and conditions applicable to employees based outside the U.S., as set forth in

***DRAFT – TERMS SUBJECT TO CHANGE***

***DRAFT – TERMS SUBJECT TO CHANGE***
Exhibit B to this Agreement. If you relocate to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to you to the extent that Bank of America determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit B constitutes part of this Agreement.

3.You acknowledge and agree that your restricted stock unit awards with grant codes [GRANT CODES] have been canceled and forfeited.

4.You acknowledge having read and agree to be bound by all the terms and conditions of this Agreement, including any special terms and conditions applicable to employees based outside the U.S., as set forth in Exhibit B. IN THE EVENT OF ANY CONFLICT BETWEEN THIS STOCK UNITS AWARD AGREEMENT, EXHIBIT A AND EXHIBIT B, THE PROVISIONS OF EXHIBIT B SHALL PREVAIL AND CONTROL THE AWARD. Capitalized terms used, but not otherwise defined, herein shall have the meanings given to such terms on the enclosed Exhibit A.

5.The Stock Units covered by this Award shall become earned by, and payable to, you in accordance with the terms and conditions of this Agreement in the amounts and on the dates shown on the enclosed Exhibit A.

6.If a cash dividend is paid with respect to Bank of America common stock, a cash dividend equivalent equal to the total cash dividend you would have received had your Stock Units been actual shares of Bank of America common stock will be accumulated and combined with any unpaid dividend equivalents that previously accumulated for the KEEP Awards which the Stock Units replace (as described in the Letter Agreement) prior to the date of this Award. The total accumulated dividend equivalents described in the foregoing sentence will be paid in cash through payroll when the Stock Units become earned and payable. Dividend equivalents are credited with interest at the three (3)‐year constant maturity United States Treasury rate in effect on the respective grant dates of the KEEP Awards which the Stock Units replace until the applicable payment date provided in Exhibit A. Bank of America, in its sole discretion, will select an appropriate exchange rate for converting the dividend equivalent payments into local currency.

7.To the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that you have engaged in Detrimental Conduct or engaged in any hedging or derivative transactions involving Bank of America common stock in violation of the Bank of America Corporation Code of Conduct that would undermine the long‐term performance incentives created by the Award, Bank of America will be entitled to recover from you in its sole discretion some or all of the cash, and any related dividend equivalents, paid to you pursuant to this Agreement. You recognize that if you engage in Detrimental Conduct or any hedging or derivative transactions involving Bank of America common stock, the losses to Bank of America and/or its Subsidiaries may amount to the full value of any cash, and any related dividend equivalents, paid to you pursuant to this Agreement. In addition, the Award is subject to the requirements of (i) Section 954 of the Dodd‐Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any

***DRAFT – TERMS SUBJECT TO CHANGE***

***DRAFT – TERMS SUBJECT TO CHANGE***

policies adopted by Bank of America to implement such requirements, all to the extent determined by Bank of America in its discretion to be applicable to you.

8.Subject to applicable laws in your country, you may designate a beneficiary to receive payment of the Award in the event of your death in accordance with Bank of America’s beneficiary designation procedures, as in effect from time to time. Any beneficiary designation in effect at the time of your termination of employment with Bank of America and its Subsidiaries (other than a termination of employment due to your death) will remain in effect following your termination of employment unless you change your beneficiary designation or it otherwise ceases to be enforceable and/or valid in accordance with Bank of America’s beneficiary designation procedures, as in effect from time to time. If you do not designate a beneficiary, if your designated beneficiary does not survive you or if the designation is not enforceable and/or valid under the inheritance and other laws in your country (as determined by Bank of America in its sole discretion), then your beneficiary will be your estate.

9.The existence of this Award shall not affect in any way the right or power of Bank of America or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Bank of America’s capital structure or its business, or any merger or consolidation of Bank of America, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Bank of America common stock or the rights thereof, or the dissolution or liquidation of Bank of America, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.Bank of America may, in its sole discretion, decide to deliver any documents related to this Award by electronic means or request your consent to participate in the Award by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Award through an online or electronic system established and maintained by Bank of America or a third party designated by Bank of America.

Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Bank of America may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of Bank of America from time to time or as otherwise determined appropriate by Bank of America, in its sole discretion, or at such other electronic mail or postal address as you, by notice to Bank of America, may designate in writing from time to time.

11.You acknowledge that Bank of America has not provided you with any legal advice and that you have the right to consult with your personal legal advisor prior to accepting this Agreement.

12.You acknowledge that, regardless of any action taken by Bank of America or your employer (or former employer, as applicable), the ultimate liability for all income tax, social insurance, payroll

***DRAFT – TERMS SUBJECT TO CHANGE***

***DRAFT – TERMS SUBJECT TO CHANGE***

tax, fringe benefits tax, payment on account or other tax‐related items (or, if applicable, your portion thereof) related to the Award (“Tax‐Related Items”) is and remains your responsibility and may exceed the amount (if any) withheld by Bank of America or your employer (or former employer, as applicable). You further acknowledge that Bank of America and/or your employer (or former employer, as applicable) (i) make no representations or undertakings regarding the treatment of any Tax‐Related Items in connection with any aspect of the Stock Units, including but not limited to the grant and vesting of the Stock Units, your satisfaction of any age and/or length of service criteria, the payment of any Stock Units and the receipt of any dividend equivalents, (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Stock Units to reduce or eliminate your liability for Tax‐Related Items or achieve any specific tax result and (iii) do not commit to and are under no obligation to use a withholding method for Tax‐Related Items which results in the most favorable or any particular tax treatment for you. Further, if you have become subject to Tax‐Related Items in more than one jurisdiction, you acknowledge that Bank of America or your employer (or former employer, as applicable) may be required to withhold or account for Tax‐Related Items in more than one jurisdiction.

In the event Bank of America determines that it and/or your employer (or former employer, as applicable) must withhold any Tax‐Related Items, you agree as a condition of the grant of the Stock Units to make arrangements satisfactory to Bank of America and/or your employer (or former employer, as applicable) to enable it to satisfy all withholding requirements by all legal means, including, but not limited to, withholding any applicable Tax‐Related Items from the payment of the Stock Units. In addition, you authorize Bank of America and/or your employer (or former employer, as applicable) to fulfill its withholding obligations by all legal means, including, but not limited to, withholding Tax‐Related Items from your wages, salary or other cash compensation Bank of America or your employer (or former employer, as applicable) pays to you.
Bank of America may refuse to pay any earned Stock Units if you fail to comply with any obligations in connection with the Tax‐Related Items.

13.The validity, construction and effect of this Agreement are governed by, and subject to, the laws of the State of Delaware and the laws of the United States, unless otherwise required by applicable law. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of North Carolina and agree that such litigation shall be conducted solely in the courts of Mecklenburg County, North Carolina or the federal courts for the United States for the Western District of North Carolina, where this Award is made and/or to be performed, and no other courts, unless otherwise required by applicable law.

14.In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and Bank of America regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may only be amended by a written instrument signed by both

***DRAFT – TERMS SUBJECT TO CHANGE***

***DRAFT – TERMS SUBJECT TO CHANGE***

parties.

15.This Agreement is intended to comply with Section 409A of the Internal Revenue Code of the United States, to the extent applicable. Notwithstanding any provision of the Agreement to the contrary, the Agreement shall be interpreted, operated and administered consistent with this intent.

16.Bank of America reserves the right to impose other requirements on the Award to the extent Bank of America determines it is necessary or advisable for legal or administrative reasons and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17.To the extent that you acquire a right to receive payments from Bank of America under this Agreement, such right shall be no greater than the right of any unsecured general creditor of Bank of America. Nothing contained in this Agreement shall be deemed to create a trust of any kind or any fiduciary relationship between you and Bank of America. This Agreement shall be binding on Bank of America and any successor in interest of Bank of America.

18.Bank of America may assign this Agreement, assign any part of its rights under this Agreement or assign or delegate any part of its obligations under this Agreement, without your consent to the fullest extent permitted by applicable law. You may not assign this Agreement, assign any part of your rights under this Agreement or assign or delegate your obligations under this Agreement.

19.The Award shall be equitably adjusted as determined by Bank of America in the event of any stock dividend, stock split or similar change in the capitalization of Bank of America.

IN WITNESS WHEREOF, Bank of America has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.

Brian T. Moynihan
Chairman and Chief Executive Officer

***DRAFT – TERMS SUBJECT TO CHANGE***

***DRAFT – TERMS SUBJECT TO CHANGE***

Exhibit A

Bank of America Corporation Stock Unit Award

PAYMENT OF AWARD

(a)PAYMENT SCHEDULE. Subject to the provisions of paragraphs (b) and (c) below, the Stock Units (and any related dividend equivalents) shall become earned and payable in six (6) installments on the following payment dates.

Payment Date*	Number of Stock Units That Become Earned and Payable
[PAYMENT DATES]	[UNITS]

*Payment will be made as soon as administratively practicable, generally within thirty (30) days after the payment date.

Notwithstanding anything in this paragraph (a) to the contrary, upon your death any unearned portion of your Stock Units that is continuing to become earned and payable in accordance with the provisions of this paragraph (a), but has not yet become earned and payable, shall become immediately earned and payable as of the date of your death, and payment will be made as soon as administratively practicable following your death.

(b)COVENANTS.

(i)Detrimental Conduct. You agree that during any period in which Stock Units (and any related dividend equivalents) remain payable, you will not engage in Detrimental Conduct.

(ii)Prohibited Solicitation of Company Clients and Customers. Based on your access to Confidential Information and Trade Secrets during your employment with the Bank of America, you agree that you will not engage in prohibited solicitation of Bank of America clients and customers as described in sections 1(ii) of your Letter Agreement during the period provided for in section 1(ii) of your Letter Agreement.

(iii)Prohibited Solicitation of Company Employees. Based on your access to Confidential Information and Trade Secrets during your employment with the Bank of America, you agree that you will not engage in prohibited solicitation of Bank of America employees as described in section 1(ii) of your Letter Agreement during the period provided for in section 1(ii) of your Letter Agreement.

(iv)Competition. You agree that you will not engage in Competition during the period any unearned Stock Units (and any related dividend equivalents) continue to become earned and payable. You agree that the Award will continue to become earned and payable only if (A) to the

***DRAFT – TERMS SUBJECT TO CHANGE***

***DRAFT – TERMS SUBJECT TO CHANGE***

extent permissible under applicable law, you do not engage in Competition; and (B) prior to each payment date, you provide Bank of America with a certification that you have not engaged in Competition to the extent the Competition restriction in (A) above is applicable. You further agree that, to be effective, such certification must be provided on such form, at such time and pursuant to such procedures as Bank of America shall establish from time to time. If Bank of America determines in its reasonable business judgment that you have failed to satisfy any of the requirements of this paragraph (b)(iv), then the Award shall be immediately canceled as of the date of such determination. In addition, you agree that from time to time, Bank of America may require you to further certify that you are not engaging in Competition, and if you fail to fully cooperate with any such requirement Bank of America may determine that you are engaging in Competition and your award will be immediately canceled.

(v)Compliance with Letter Agreement. You agree that during any period in which Stock Units (and any related dividend equivalents) remain payable, you will not breach any provision of your Letter Agreement (as such provisions are effective from time to time).

(vi)Hedging or Derivative Transactions. You agree that during any period in which Stock Units (and any related dividend equivalents) remain payable, you will not engage in any hedging or derivative transactions involving Bank of America common stock in violation of the Bank of America Corporation Code of Conduct that would undermine the long‐term performance incentive created by the Stock Units.

(vii)Remedies. Payment of Stock Units (and any related dividend equivalents) in accordance with the Payment Schedule set forth in paragraph (a) above is specifically conditioned on the requirements that at all times prior to each payment, you comply with and do not engage in conduct prohibited by the covenants in paragraph (b). If Bank of America determines in its reasonable business judgment that you have failed to satisfy such requirements, then any portion of the Stock Units (and any related dividend equivalents) that have not yet been paid as of the date of such determination shall be canceled as of such date of determination.

(c)PERFORMANCE‐BASED CANCELLATION PROVISION. In order to appropriately balance risk and reward, unpaid Stock Units (and any related dividend equivalents) may be canceled if a loss occurs outside of the ordinary course of business. For a line of business, sub‐line of business or division, a “loss” means a pre‐tax loss for a fiscal year (as determined under U.S. generally accepted accounting principles in effect as of the close of such fiscal year). For an individual, a “loss” means that the aggregate profit and loss attributable to your activities is negative. A loss in the “ordinary course of business” means a loss resulting from a planned winding down of a business or legacy position, or a loss that is de minimis (e.g., a loss from a short‐dated trading position that is within desk strategy and risk limits and which, aggregated with losses across all positions, is less than $1 million). A loss outside of the ordinary course includes (without limitation) losses such as those resulting from complex or high‐risk trading strategies, risk or compliance violations, deliberate or grossly negligent failures to perform your job duties, or any loss that materially impairs Bank of America’s solvency, liquidity, or capital distribution plans.

***DRAFT – TERMS SUBJECT TO CHANGE***

***DRAFT – TERMS SUBJECT TO CHANGE***

If a loss outside of the ordinary course of business occurs:

(i)at Global Banking and Markets, Global Markets, or Global Banking, if you were a senior business leader within the applicable group at the time of your termination of employment;

(ii)at a sub‐line of business (e.g., Global Corporate and Investment Banking, FICC Trading) or division (e.g., Global Rates, Global Credit and Special Situations) within Global Banking and Markets, if you were a manager within the applicable sub‐line of business or division at the time of your termination of employment; or

(iii)at your individual level;

then your accountability for such loss will be determined, taking into account such factors as (i) the magnitude of the loss (including positive or negative variance from plan); (ii) your degree of involvement (including such factors as your former leadership role within Global Banking and Markets, and the degree to which you were involved in decisions that are determined to have contributed to the loss); (iii) your performance; and (iv) such other factors as deemed appropriate. The management team designated for such purpose, together with key control functions, will review the loss and your accountability. The management team designated for such purpose will then make a final determination to either take no action or to cancel some or all of your award. All such determinations will be final and binding.

(d)FORM OF PAYMENT. Payment of Stock Units shall be made in the form of cash for each Stock Unit that is payable. The amount of the payment that you will receive with respect to the Award shall be determined by multiplying the number of Stock Units payable by the Fair Market Value of one
(1) share of Bank of America common stock on the applicable payment date provided in paragraph (a) above.

Payment of Stock Units may be made into an account at Bank of America’s designated brokerage firm or through payroll, at the discretion of Bank of America. If payment is made through payroll, Bank of America, in its sole discretion, will select an appropriate exchange rate for converting the payment into local currency.

(e)DEFINITIONS. For purposes hereof, the following terms shall have the following meanings.

Cause means a termination of your employment with Bank of America and its Subsidiaries if it occurs in conjunction with a determination by your employer that you have (i) committed an act of fraud or dishonesty in the course of your employment; (ii) been convicted of (or plead no contest with respect to) a crime constituting a felony or a crime of comparable magnitude under applicable law (as determined by Bank of America in its sole discretion); (iii) committed an act or omission which causes you or Bank of America or its Subsidiaries to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which Bank of America or its Subsidiaries is a member, including statutory disqualification; (iv) failed to

***DRAFT – TERMS SUBJECT TO CHANGE***

***DRAFT – TERMS SUBJECT TO CHANGE***

perform your job duties where such failure is injurious to Bank of America or any Subsidiary, or to Bank of America’s or such Subsidiary’s business interests or reputation; (v) materially breached any written policy applicable to your employment with Bank of America or any of its Subsidiaries including, but not limited to, the Bank of America Corporation Code of Conduct and General Policy on Insider Trading; or (vi) made an unauthorized disclosure of any confidential or proprietary information of Bank of America or its Subsidiaries or have committed any other material violation of Bank of America’s written policy regarding Confidential and Proprietary Information..

Company means Bank of America and/or any of its Subsidiaries or affiliates.

Competition shall be defined as that term is defined in section 2 of your Letter
Agreement.

Detrimental Conduct means your serious misconduct or unethical behavior, including any one of the following: (i) any conduct that would constitute Cause; (ii) the commission of a criminal act by you, whether or not performed in the workplace, that subjects, or if generally known, would subject Bank of America or its Subsidiaries to public ridicule or embarrassment, or other improper or intentional conduct causing reputational harm to Bank of America, its Subsidiaries, or a client of Bank of America or its Subsidiaries; (iii) the breach of a fiduciary duty owed to Bank of America or its Subsidiaries or a client or former client of Bank of America or its Subsidiaries; (iv) intentional violation, or grossly negligent disregard, of Bank of America’s or its Subsidiaries’ policies, rules and procedures, specifically including, but not limited to any of your obligations under the Bank of America Corporation Code of Conduct and workplace policies; or (v) you taking or maintaining trading positions that result in a need to restate financial results in a subsequent reporting period or that result in a significant financial loss to Bank of America or its Subsidiaries during or after the performance year.

Fair Market Value means on any date, the closing price of a share of Bank of America common stock as reflected in the report of composite trading of New York Stock Exchange listed securities for that date (or, if no shares were publicly traded on that day, the immediately preceding day that shares were so traded) published in The Wall Street Journal Eastern Edition or any other publication selected by Bank of America; provided, however, that if the shares are misquoted by the selected publication(s), Bank of America shall directly solicit the information from officials of the stock exchanges or from other informed independent market sources.

Letter Agreement means the agreement between you and Bank of America and/or any of its subsidiaries or affiliates executed by you on [TBD].

KEEP Awards means your canceled and forfeited stock unit award with grant code [GRANT CODE] and your canceled and forfeited Bank of America Corporation Key Employee Equity Plan and Bank of America Corporation Equity Plan awards with grant codes [GRANT CODES].

Subsidiary means any corporation, partnership, joint venture, affiliate or other entity in which Bank of America owns more than eighty percent (80%) of the voting stock or voting ownership

***DRAFT – TERMS SUBJECT TO CHANGE***

***DRAFT – TERMS SUBJECT TO CHANGE***

interest, as applicable, or any other business entity designated by Bank of America as a Subsidiary for purposes of this Agreement.

***DRAFT – TERMS SUBJECT TO CHANGE***

***DRAFT – TERMS SUBJECT TO CHANGE***

Exhibit B
BANK OF AMERICA CORPORATION STOCK UNIT AWARDS
Special Provisions for Stock Unit Awards in Countries Outside the U.S.

This Exhibit B contains additional (or, if so indicated, different) terms and conditions that govern your Stock Unit Award if you are an employee of Bank of America or one of its Subsidiaries outside of the
U.S. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Agreement.

This Exhibit B also includes certain country‐specific disclosures that may be applicable to you if you work or reside in one of the countries listed herein. These disclosures are based on the securities, exchange control and other laws in effect in the respective countries as of [DATE]. Such laws are often complex and change frequently. As a result, Bank of America strongly recommends that you not rely on the information in this Exhibit B as the only source of information relating to the consequences of receiving an Award because the information may be out of date at the time the Award becomes earned and payable or at any later date indicated herein.

If you are a citizen or resident of a country other than the one in which you are currently working or residing, are considered a citizen or resident of another country for local law purposes, transfer employment or residency to another country after the Award is granted to you, or are subject to regulation by a regulatory authority in any country other than the country in which you work or are a citizen or resident, Bank of America shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.

General terms applicable to Stock Unit Awards granted to employees in any country outside of the U.S.

[TERMS TO BE DETERMINED UPON TERMINATION]

***DRAFT – TERMS SUBJECT TO CHANGE***

Exhibit B

“Competitive Business” means any of the following business entities, and includes any parent, subsidiary or affiliate:

Competitive Businesses
1.AllianceBerstein	20.Credit Suisse	38.Morgan Stanley
2.Ally (GMAC Financial)	21.Deutsche Bank	39.Nomura Securities
3.American Express	22.Discover	40.Northern Trust
4.Ameriprise Financial	23.E*Trade Financial	41.Piper Jaffray
5.Banco Santander	24.Edward D. Jones	42.PNC Financial
6.Bank of Montreal	25.Fidelity	43.Raymond James Financial
7.Bank of New York Mellon	26.Fifth Third Bank	44.RBC
8.Bank of Tokyo Mitsubishi	27.Goldman Sachs	45.RBS
9.Barclays	28.HSBC	46.Société Générale
10.BB&T	29.Itau	47.Standard Chartered Bank
11.Bessemer Trust	30.Jefferies	48.State Street
12.BlackRock	31.JPMorgan Chase	49.Stifel Financial Corp.
13.BNP Paribas	32.KeyBank	50.SunTrust Bank
14.Capital One	33.Lloyds Banking Group	51.TD Bank
15.Charles Schwab	34.LPL Financial	52.U.S. Bancorp
16.Citadel	35.Macquarie	53.UBS
17.Citigroup	36.Mitsubishi Financial	54.Union Bank
18.Citizens Financial Group	37.Mizuho	55.Wells Fargo
19.CLSA